AMENDMENT AND FORBEARANCE AGREEMENT

         This Amendment and Forbearance Agreement ("Agreement") is made as of the 13th day of November, 2000 by and between SPEIZMAN INDUSTRIES, INC., a Delaware company ("Company"), SPEIZMAN YARN EQUIPMENT, INC., a South Carolina company ("Speizman Yarn"), WINK DAVIS
EQUIPMENT COMPANY, INC., a Georgia company
("Wink Davis"), TODD MOTION CONTROLS, INC., a North Carolina company ("Todd Motion" and together with Speizman Yarn, Wink Davis and any future or indirect subsidiaries of the Company or of any other entities listed above, the "Subsidiaries"), jointly and severally and their respective successors and assigns, and SOUTHTRUST BANK ("Bank").

         WHEREAS, the parties listed above entered into that certain Credit Facility Agreement, dated as of May 31, 2000 (the "Credit Agreement") for the purpose of establishing a $17,500,000 Revolving Credit Facility and a $15,000,000 Line of Credit Facility with the Bank in favor of the Company and the Subsidiaries; and

         WHEREAS, as of the close of business on November 7, 2000 the principal amount outstanding under the Revolving Credit Facility was $14,954,000, and the principal amount outstanding under the Line of Credit Facility was $4,952,424; and

         WHEREAS, the Company and the Subsidiaries have requested the Bank to temporarily modify certain terms of the Credit Agreement and to forebear from taking remedial actions as a result of their non-compliance with certain covenants and warranties in the Credit Agreement; and

         WHEREAS, the Bank is willing to accommodate the Company and the Subsidiaries under the terms set forth in this Agreement.

         NOW THEREFORE, the Company, each Subsidiary and the Bank, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, agree as follows:

         ARTICLE I.   Amendments to Credit Agreement; Term of Amendments.

         1.01. For the term of these amendments as provided under section 1.02 below, the Credit Agreement shall be deemed amended as follows:

             (a) The term "Revolving Credit Commitment" is amended to change $17,500,000 to read $20,000,000.

             (b) Section 3.1 is amended to reduce the maximum principal face amount of Documentary Letters of Credit which may be outstanding at any one time from the amount of $15,000,000 (as currently set forth in Section 3.1 of the Credit Agreement) to the new limit of $7,500,000.

             (c) Notwithstanding Section 4.2 of the original Credit Agreement, the amount of the permitted Over-Advance Condition shall be $1,000,000 during the months of December, 2000 and January, 2001, increased to $2,000,000 for the months of February and March, 2001, reduced to $1,000,000 for the month of April, 2001 and shall be $0 (i.e., repaid in full) on May 1, 2001.

             (d) During the term of this Agreement, the Applicable Margin for the calculation of interest on the outstanding principal amount of the Loan shall be LIBOR plus 300 basis points for LIBOR Loans and the Base Rate plus 125 basis points for Base Rate Loans.

         1.02. The amendments stated in section 1.01 above shall remain in effect until the later to occur of (a) June 30, 2001 or (b) the election by the Bank, in its sole and absolute discretion, to terminate the amendments; provided however, that notwithstanding the foregoing, if for any reason, (i) the Company or the Subsidiaries fail to pay any sum to the Bank as and when due under the terms of the Credit Agreement as amended herein, (ii) the condition of the Company or any of the Subsidiaries deteriorates from their financial position on the date of this Agreement such that they are in non-compliance with the covenants under Sections 10.16, 10.17, 10.18 or 10.19 of the Credit Agreement as amended herein, or (iii) any additional covenants under the Credit Agreement or this Agreement are breached or any other Event of Default occurs, the Bank, in its sole and absolute discretion, may terminate the amendments under this
Article I. Upon the expiration or termination of the amendments under this section 1.01, and provided the Company and Subsidiaries are in compliance with the terms and covenants of the original Credit Agreement and this Agreement, the defined terms and covenants of the Loan shall revert to those under the original Credit Agreement (except that the amendments in sections 1.01(a) and 1.01(b) shall not revert).

         ARTICLE II.   Forbearance; Term of Forbearance.

         2.01 The Company and the Subsidiaries acknowledge that as of the date hereof they are not in compliance with the covenants set forth under Sections 10.16, 10.17, 10.18 and 10.19 of the Credit Agreement, and as a result, the Bank could declare an event of default under the Credit Agreement and exercise its rights and remedies thereunder and under the related Loan Documents. The Bank agrees that, notwithstanding the forgoing, it will forbear from taking such actions for the period set forth below, provided the Company and the Subsidiaries remain in compliance with the terms hereof.

         2.02 (a) The forbearance provided under this Article II shall remain in effect until the later to occur of June 30, 2001 or the date on which the Bank, in its sole and absolute discretion,


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

notifies the Company and the Subsidiaries that the forbearance period has expired (the "Forbearance Period"); provided however, that notwithstanding the foregoing, if for any reason, (i) the Company or the Subsidiaries fail to pay any sum to the Bank as and when due under the terms of the Credit Agreement as amended herein, (ii) the condition of the Company or any of the Subsidiaries deteriorates from their financial position on the date of this Agreement such that they are in non-compliance with the covenants under Sections 10.16, 10.17,
10.18 or 10.19 of the Credit Agreement as amended herein, or (iii) any additional covenants under the Credit Agreement or this Agreement are breached or any Event of Default under the Credit Agreement occurs, the Bank in its sole and absolute discretion may terminate the forbearance under this Article II.

         (b) Upon the expiration of the Forbearance Period or the termination of
Article II by the Bank, the Bank may, in its sole and absolute discretion, proceed to take any and all actions and remedies available to it under the Credit Agreement or under the Loan Documents.

         (c) The granting of said forbearance shall not indicate a course of dealing between the parties or require the Bank to forbear from enforcing its rights and remedies at any time in the future.

         ARTICLE III.  Additional Covenants of Company and Subsidiaries

         3.01.   The Company and Subsidiaries covenant the following:

                 (a) They will have a Consolidated Tangible Net Worth of not less than $12,750,000 at the end of the second fiscal quarter of 2001; $12,350,000 at the end of the third fiscal quarter of 2001; and $14,350,000 at the end of the fourth fiscal quarter of 2001.

                 (b) They will maintain ratios of Consolidated Total Liabilities to Consolidated Tangible Net Worth not exceeding 3.25 to 1.0 for the second and third fiscal quarters of 2001 and not exceeding 3.0 to 1.0 for the fourth fiscal quarter of 2001.

                 (c) They will have consolidated gross profit (as determined under generally accepted accounting principals ("GAAP")) of not less than $1,700,000 for the second fiscal quarter of 2001; $3,400,000 for the third fiscal quarter of 2001 and $7,300,000 for the fourth fiscal quarter of 2001.

                 (d) They will have consolidated earnings before interest and taxes (as determined under generally accepted accounting principals ("GAAP")) of not less than ($6,000,000) for the second fiscal quarter of 2001; ($400,000) for the third fiscal quarter of 2001; and $3,400,000 for the fourth fiscal quarter of 2001.

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

         3.02 The Company shall provide the Bank with pro forma consolidated profit and loss statements and balance sheets for each of the four fiscal quarters of 2002 at least 45 days prior to the end of fiscal 2001. Such statements shall be in form and substance, and in reasonable detail, as is acceptable to the Bank.

         ARTICLE IV.   Miscellaneous.

         4.01 The Company and Subsidiaries agree to pay to the Bank a restructuring fee equal to $50,000; such fee to be paid to the Bank in immediately available funds on the date of execution of this Agreement. In addition, the Company and Subsidiaries shall pay all of the costs of the Bank associated with this Agreement, including but not limited to, the fees and costs of the Bank's legal counsel.

         4.02 The Company and each Subsidiary hereby agree to hold the Bank harmless from and shall indemnify it against any and all liabilities, claims, causes of actions and damages and damages relating to or arising from this Agreement, the Credit Agreement, the Loan Documents or the transactions contemplated thereby. The forgoing indemnification shall include the payment of any legal fees and costs of the Bank associated with any claims or causes of action relating hereto.

         4.03 As additional consideration for Bank executing this Agreement, Company and each Subsidiary hereby represent and warrant that they have no present plans or intentions to file for protection under any chapter of the United States Bankruptcy Code.

         4.04 The forbearance granted by Bank does not alleviate any of the Company's and each Subsidiary's obligations under the Loan including the obligation to comply with all other covenants, conditions and requirements contained in the Credit Agreement and Loan Documents and does not constitute a waiver of any defaults, claims or rights that the Bank currently has or may have against the Company or any Subsidiary in connection with the Loan, except that Bank forbears from asserting its rights as stated in this Agreement. The temporary forbearance by the Bank is granted based solely on the Bank's reliance upon the Company's and each Subsidiary's representations and warranties to the Bank and that the Company and each Subsidiary will at all times comply with the terms of the Credit Agreement as amended hereby and the Loan Documents.

         4.05 The Loan Documents and any other documents or instruments securing the Loan (collectively, the "Security Documents") shall continue to secure the obligations of the Company and each Subsidiary with the same force and effect as when originally executed. It is intended that this Agreement will not disturb the existing priority of any of the Security Documents.

         4.06 Except as provided herein, the Credit Agreement and the Loan Documents shall remain unchanged and in full force and effect.

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

         4.07 The Company and each Subsidiary warrant and represent to Bank that the Loan is not subject to any credits, charges, claims, or rights of offset or deduction of any kind or character whatsoever. For and in exchange of separate consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and each Subsidiary, the Company and each Subsidiary hereby waives, releases and discharges the Bank and the Bank's officers, directors, partners, employees, agents and successors, any persons or entities owned or controlled by, owning or controlling or under common control or affiliated with the Bank from any and all claims and causes of action, in tort or in contract, whether known or unknown and whether now existing, that have at any time been owned, or that are hereafter owned, by the Company or any Subsidiary, and that arise out of any one or more circumstances or events that occurred prior to the execution of this Agreement.

         4.08 All agreements of the Company and each Subsidiary contained herein shall survive the execution and delivery of this Agreement, and shall survive the termination of the Forbearance Period under Article II above.

         4.09 This Agreement shall be governed by the laws of the State of North Carolina.

         4.10 This Agreement represents the final agreement among the parties with respect to the subject matter hereof and may not be contradicted by evidence of prior oral or written, contemporaneous, or subsequent oral agreements among the parties. There are no unwritten oral agreements among the parties.

         4.11 All capitalized terms used herein but not otherwise defined shall have the meaning assigned to them in the Credit Agreement.

         4.12 Nothing herein shall inhibit the Bank from taking any actions to protect its security interest in the Collateral authorized under the Credit Agreement or Loan Documents.

         4.13 In addition to the payment of the Restructuring Fee to the Bank and the fees and costs of its counsel, the Company and each Subsidiary shall cause to be delivered to the Bank an opinion of counsel, in form and substance acceptable to the Bank and its counsel, stating that the Company and each Subsidiary has full power and authority to execute this Agreement and that this Agreement is enforceable in accordance with its terms.

         4.14 The Company shall break those certain Lira forward purchase contracts in effect on this date of this Agreement at its sole cost.

         4.15 The Bank shall have the right to monitor the activities of the Company and each Subsidiary on a daily or weekly basis and all components of determining the Borrowing Base Amount. In addition, the Bank reserves the right, in its sole and absolute discretion, to amend definitions of Eligible Accounts, Eligible New Equipment Inventory, Certain Predetermined Used Equipment Inventory, Eligible Used Equipment Inventory, Eligible Parts Inventory, Eligible Inventory and the Borrowing Base Amount, as well as the formula for the Borrowing


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

Base Amount. The Company and each Subsidiary shall cooperate with the Bank in such monitoring process and will provide such documents as may be requested by the Bank for such monitoring purposes. The Company shall pay to the Bank a monitoring fee as determined by the Bank and all costs associated with such monitoring activities.

         4.16 In case any one or more of the provisions contained in this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and this Agreement, the Credit Agreement and the Note shall otherwise remain in full force and effect.

                  (Remainder of page intentionally left blank)


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

         IN WITNESS WHEREOF, the Company, each Subsidiary and the Bank have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

COMPANY AND SUBSIDIARIES:                         BANK:


SPEIZMAN INDUSTRIES, INC. (SEAL)                  SOUTHTRUST BANK (SEAL)

By:  /s/ Robert S. Speizman                       By: /s/ E. Bradley Jones
    -----------------------------------------         --------------------------
         Robert S. Speizman                                E. Bradley Jones
Its:        President                             Its:     Group Vice President




SPEIZMAN YARN EQUIPMENT, INC. (SEAL)

By:  /s/ Robert S. Speizman
    -----------------------------------------
         Robert S. Speizman
Its:        President




TODD MOTION CONTROLS, INC. (SEAL)

By:  /s/ Robert S. Speizman
    -----------------------------------------
         Robert S. Speizman
Its:        President



WINK DAVIS EQUIPMENT COMPANY, INC. (SEAL)

By: /s/ John C. Angelella
    ----------------------------------------
        John C. Angelella
Its:    Vice President & Assistant Secretary

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